UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

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☐            Preliminary Proxy Statement

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☒            Definitive Proxy Statement

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☐            Soliciting Material Pursuant to Rule 240.14a-12

BRIDGELINE DIGITAL, INC.

 (Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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March 26, 2015

Dear Stockholder:

I am pleased to invite you to attend a special meeting of the stockholders of Bridgeline Digital, Inc. to be held on May 4, 2015. The meeting will begin promptly at 9:00 a.m. Eastern Time at the Company’s corporate headquarters located at 80 Blanchard Road, Burlington, Massachusetts 01803.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you about the agenda and procedures for the meeting.

I look forward to sharing more information with you about Bridgeline Digital at the meeting. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

Sincerely,

Thomas L. Massie
President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 A.M. on May 4, 2015

To the Stockholders of Bridgeline Digital, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of Stockholders (the "Meeting") of Bridgeline Digital, Inc., a Delaware corporation, (the "Company") will be held on May 4, 2015 at 9:00 A.M. at the Company’s corporate headquarters located at 80 Blanchard Road Burlington, Massachusetts, 01803. The Meeting will be held for the following purposes:

1.

To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), by a ratio of one-for-five;

2.	To approve an adjournment of the Meeting, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the Meeting to approve Proposal 1;

3.	To transact such other business as may properly come before the Meeting.

The Board of Directors has fixed the close of business on March 24, 2015 as the record date for the determination of stockholders entitled to vote at the Meeting, and only holders of record of shares of Common Stock and Series A Preferred Stock at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

A complete list of stockholders entitled to vote at the Meeting shall be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours for the ten days prior to the date of the Meeting at the principal executive offices of the Company. The list will also be available at the Meeting.

Whether or not you expect to be present at the Meeting, please fill in, date, sign, and return the enclosed Proxy, which is solicited by management. The Proxy is revocable and will not affect your vote in person in the event you attend the Meeting.

By Order of the Board of Directors

Assistant Secretary
March 26, 2015

Proxy Statement

Special Meeting of Stockholders

May 4, 2015

The enclosed proxy is solicited by the management of Bridgeline Digital, Inc. in connection with a special meeting of Stockholders (the “Meeting”) to be held on May 4, 2015 at 9:00 A.M. at the Company’s headquarters located at 80 Blanchard Road, Burlington, Massachusetts and any adjournment thereof. The Board of Directors of the Company (the "Board of Directors") has set the close of business on March 24, 2015 as the record date for the determination of stockholders entitled to vote at the Meeting. A stockholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later-dated proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person.

The proxy will be voted in accordance with your directions:

1.

To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), by a ratio of one-for-five;

2.	To approve an adjournment of the Meeting, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the Meeting to approve Proposal 1; and

3.	To transact such other business as may properly come before the Meeting.

The Proxy Statement, the attached Notice of Meeting and the enclosed form of proxy are being mailed to stockholders on or about April 1, 2015. The Company's principal executive offices are located at 80 Blanchard Road, Burlington, Massachusetts 01803, and its telephone number at that location is (781) 376-5555.

The entire cost of soliciting proxies will be borne by the Company. The costs of solicitation will include the costs of supplying necessary additional copies of the solicitation materials to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such record holders for completing the mailing of such materials to such beneficial owners. Solicitation of proxies may also include solicitation by telephone, fax, electronic mail, or personal solicitations by Directors, officers, or employees of the Company. No additional compensation will be paid for any such services. The Company may engage a professional proxy solicitation firm to assist in the proxy solicitation and, if so, will pay such solicitation firm customary fees plus expenses.

Stockholders of record of the Company’s common stock, $0.001 par value (the “Common Stock”), at the close of business on March 24, 2015, the record date for the Meeting, will be entitled to receive notice of, and to vote at, the Meeting. As of March 24, 2015, there were issued and outstanding 22,206,901 shares of Common Stock, all of which are entitled to vote. Each share of Common Stock outstanding at the close of business on the record date is entitled to one vote on each matter that is voted at the Meeting.

In addition, as of March 24, 2015, there were issued and outstanding 202,132 shares of the Company’s Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”). Each shareholder of record of Series A Preferred Stock outstanding at the close of business on the record date is entitled to receive notice of, and to vote, on an as-converted to Common Stock basis, at the Meeting. Each share of Series A Preferred Stock outstanding at the close of business on the record date is entitled to 15.15 votes on each matter that is voted at the Meeting. Therefore, the holders of our outstanding shares of Series A Preferred Stock have an aggregate of 3,062,300 votes on matters to come before the Meeting, which represents 12% of our outstanding voting securities.

Stockholders may vote by proxy over the Internet, over the telephone, or by mail. The procedures for voting by proxy are as follows:

●	To vote by proxy over the Internet, go to www.voteproxy.com to complete an electronic proxy card;

●	To vote by proxy over the telephone, dial the toll-free phone number (1-800-776-9437) listed on your proxy card and following the recorded instructions; or

●	To vote by proxy by mail you must complete, sign and date your proxy card and return it promptly in the envelope provided.

Stockholders of record may also vote in person at the Meeting.

The representation in person or by proxy of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Meeting is necessary to establish a quorum for the transaction of all business to come before the Meeting. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter.

The affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote at the Meeting is required for the approval of Proposal 1. The affirmative vote of the holders of a majority of the votes cast on the matter by the stockholders entitled to vote at the Meeting is required for the approval of Proposals 2 and 3. We believe that all proposals will be considered routine matters under applicable rules. A broker, bank or other holder of record may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with the proposals.

PROPOSAL 1

AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

TO AUTHORIZE THE BOARD TO EFFECT A REVERSE STOCK SPLIT OF THE

COMPANY’S COMMON STOCK

Overview

The Board has determined that it is advisable and in the Company’s and its stockholders’ best interests that the Board be granted the authority to implement a reverse stock split of the outstanding shares of the Company’s Common Stock at any time on or prior to June 1, 2015, at a ratio of one-for-five. Accordingly, stockholders are asked to approve an amendment to our Certificate of Incorporation to effect a reverse stock split consistent with such terms and to grant authorization to the Board to determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing.

The Board strongly believes that the reverse stock split is necessary to maintain our listing on The NASDAQ Capital Market. Accordingly, the Board has approved a resolution proposing an amendment to our Certificate of Incorporation to allow for the reverse stock split and directed that it be submitted for approval at the Meeting.

Should we receive the required stockholder approval for the Proposal, the Board will have the sole authority to elect, at any time on or prior to June 1, 2015, and without the need for any further action on the part of our stockholders whether or not to effect a reverse stock split. Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split, as permitted under Section 242(c) of the General Corporation Law of the State of Delaware. If the Board does not implement a reverse stock split on or prior to June 1, 2015, stockholder approval again would be required prior to implementing any reverse stock split.

In determining the reverse stock split ratio, the Board considered, among other things, various factors, such as:

•	the historical trading price and trading volume of our Common Stock;

•	the then-prevailing trading price and trading volume of our Common Stock and the expected impact of the reverse stock split on the trading market for our Common Stock in the short- and long-term;

•	our ability to continue our listing on The NASDAQ Capital Market;

•	which reverse stock split ratio would result in the least administrative cost to us; and

•	prevailing general market and economic conditions.

Failure to approve the amendment could have serious, adverse effects on the Company and its stockholders. We could be delisted from The NASDAQ Capital Market because shares of our Common Stock may continue to trade below the requisite $1.00 per share price needed to maintain our listing. If The NASDAQ Capital Market delists our Common Stock, our shares may then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets. In that event, our Common Stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading and become avoided by retail and institutional investors, resulting in the impaired liquidity of our shares.

The text of the form of the proposed amendment to our Certificate of Incorporation, which assumes the approval of the Proposal and that the Board decides to implement the reverse stock split, is attached hereto as Appendix B. By approving this Proposal, stockholders will approve an amendment to our Certificate of Incorporation pursuant to which five outstanding and treasury shares of Common Stock would be combined into one share of Common Stock, and authorize the Board to file such amendment, as determined by the Board in the manner described herein. The Board may also elect not to undertake any reverse stock split.

Certain of our officers and directors have an interest in the reverse stock split as a result of their ownership of Common Stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Reasons for the Reverse Stock Split

To maintain our listing on The NASDAQ Capital Market.

By potentially increasing our stock price, a reverse stock split would reduce the risk that our stock could be delisted from The NASDAQ Capital Market. To continue our listing on The NASDAQ Capital Market, we must comply with NASDAQ Marketplace Rules, which requirements include a minimum bid price of $1.00 per share. On May 28, 2014, we were notified by the NASDAQ Listing Qualifications Department that we were not in compliance with the $1.00 minimum bid threshold as our Common Stock had traded below the $1.00 minimum bid price for 30 consecutive business days. In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), we were provided an initial 180-calendar day period, or until November 24, 2014, to regain compliance. On December 1, 2014, we were notified by NASDAQ that we were eligible for an additional 180 calendar day period, or until May 26, 2015, to regain compliance. To regain compliance, our Common Stock must close at or above the $1.00 minimum bid price for at least 10 consecutive business days. If we do not regain compliance by that date in accordance with terms of the notice, NASDAQ will provide written notice that our securities will be subject to delisting from The NASDAQ Capital Market. In that event, we may appeal the decision to a NASDAQ Listing Qualifications Panel (the “Panel”). In the event of an appeal, our securities would remain listed on the NASDAQ Capital Market pending a written decision by the Panel following a hearing. In the event that the Panel determines not to continue our listing and we are delisted from The NASDAQ Capital Market, our Common Stock may be delisted and trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets.

The Board has considered the potential harm to the Company and its stockholders should NASDAQ delist our Common Stock from The NASDAQ Capital Market. Delisting could adversely affect the liquidity of our Common Stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market. Many investors likely would not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons.

The Board believes that a reverse stock split is a potentially effective means for us to maintain compliance with NASDAQ Marketplace Rules and to avoid, or at least mitigate, the likely adverse consequences of our Common Stock being delisted from The NASDAQ Capital Market by producing the immediate effect of increasing the bid price of our Common Stock.

The Board also believes that the increased market price of the Common Stock expected as a result of implementing a reverse stock split could improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. A reverse stock split could allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of our Common Stock. A reverse stock split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Risks of the Proposed Reverse Stock Split

We cannot assure you that the proposed reverse stock split will increase our stock price and have the desired effect of maintaining compliance with NASDAQ Marketplace Rules.

The Board expects that a reverse stock split of our Common Stock will increase the market price of our Common Stock so that we are able to regain and maintain compliance with the NASDAQ minimum bid price. However, the effect of a reverse stock split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that (i) the per share price of our Common Stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the reverse stock split, (ii) the market price per post-reverse stock split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time or (iii) the reverse stock split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if we effect a reverse stock split, the market price of our Common Stock may decrease due to factors unrelated to the stock split. In any case, the market price of our Common Stock will be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the reverse stock split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Even if the market price per post-reverse stock split share of our Common Stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including NASDAQ requirements related to the minimum number of shares that must be in the public float and the minimum market value of the public float.

The proposed reverse stock split may decrease the liquidity of our stock.

The liquidity of our capital stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split.

In addition, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, since the proportion allows for dilutive issuances which could prevent certain stockholders from changing the composition of the Board or render tender offers for a combination with another entity more difficult to successfully complete. The Board does not intend for the reverse stock split to have any anti-takeover effects.

Principal Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of Common Stock. Except to the extent that whole shares will be exchanged in lieu of fractional shares as described below, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in us. The proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the proposed reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split, except to the extent that whole shares will be exchanged in lieu of fractional shares as described below.

The following table contains approximate information relating to the Common Stock under the proposed reverse stock split ratios, without giving effect to any adjustments for fractional shares of Common Stock, as of March 24, 2015:

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Issuance(1)	Number of Shares of Common Stock Authorized but Unissued and Unreserved
Pre-Reverse Stock Split	50,000,000	22,206,901	12,485,098	15,308,001
Post-Reverse Stock Split 1:5	50,000,000	4,441,381	2,497,020	43,061,599

(1)     The pre-reverse stock split number of shares of our Common Stock reserved for future issuance includes the following, as of March 24, 2015:

●	197,435 shares reserved for issuance as contingent consideration as part of an acquisition by the Company;
●	6,357,531 shares reserved for issuance pursuant to outstanding options and warrants;
●	3,109,723 shares reserved for issuance pursuant to conversion of the Series A Preferred Stock currently outstanding;
●	2,307,693 shares reserved for issuance pursuant to conversion of 10% secured subordinated convertible notes;
●	297,797 shares of Common Stock available for future grant under our Amended and Restated Stock Incentive Plan; and
●	214,919 shares of Common Stock available for issuance pursuant to our Employee Stock Purchase Plan.

If the proposed reverse stock split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

After the effective date of the reverse stock split, our Common Stock would have a new committee on uniform securities identification procedures (CUSIP) number, a number used to identify our Common Stock.

The Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Exchange Act. Our Common Stock would continue to be reported on The NASDAQ Capital Market under the symbol “BLIN,” although it is likely that NASDAQ would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the reverse stock split to indicate that the reverse stock split had occurred.

Effect on Convertible Notes, Series A Preferred Stock and Warrants

The reverse stock split will require that proportionate adjustments be made to the conversion rate, the per share exercise price and the number of shares issuable upon the exercise or conversion of the following outstanding securities issued by the Company, in accordance with the reverse stock split ratio determined by the Board (all figures are as of March 24, 2015):

•	$3 million in outstanding principal balance of 10% secured subordinated convertible notes;
•	202,132 shares of Series A Preferred Stock; and
•	warrants to purchase 2,416,392 shares of Common Stock.

The adjustments to the above securities, as required by the reverse stock split and in accordance with the reverse stock split ratio, would result in approximately the same aggregate price being required to be paid under such securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split.

Effect on Plan and Employee Stock Purchase Program

As of March 24, 2015, we had 3,941,139 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding options issued under our Plan. Pursuant to the terms of the Plan, the Board or a committee thereof, as applicable, will adjust the number of shares underlying outstanding awards, the exercise price per share of outstanding stock options and other terms of outstanding awards issued pursuant to the plans to equitably reflect the effects of the reverse stock split. The number of shares subject to vesting under restricted stock awards and the number of shares issuable as contingent consideration as part of an acquisition by the Company will be similarly adjusted, subject to our treatment of fractional shares.

Furthermore, the number of shares available for future grant under the Plan and the number of shares available for purchase under our Employee Stock Purchase Plan will be similarly adjusted.

Effective Date

The proposed reverse stock split would become effective on the date of filing of a certificate of amendment to our Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. On the effective date, shares of Common Stock issued and outstanding and shares of Common Stock held in treasury, in each case, immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the reverse stock split ratio set forth in this proposal. If the proposed amendment is not approved by our stockholders, a reverse stock split will not occur.

Treatment of Fractional Shares

No fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by five will automatically be entitled to receive an additional share of Common Stock. In other words, any fractional share will be rounded up to the nearest whole number.

Record and Beneficial Stockholders

If the reverse stock split is authorized by the stockholders and the Board elects to implement the reverse stock split, stockholders of record holding some or all of their shares of our Common Stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of our Common Stock they hold after the reverse stock split. Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If the reverse stock split is authorized by the stockholders and the Board elects to implement the reverse stock split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal, as soon as practicable after the effective date of the reverse stock split. Our transfer agent will act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares in exchange for post-reverse stock split shares, including whole shares to be issued in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split rounded up to the nearest whole share. No new post-reverse stock split share certificates, including those representing whole shares to be issued in lieu of fractional shares, will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of Common Stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. The shares of Common Stock held in treasury, if any, will also be reduced proportionately based on the exchange ratio of the reverse stock split. Retroactive restatement will be given to all share numbers in the financial statements and accordingly all amounts including per share amounts will be shown on a post-split basis. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the General Corporation Law of the State of Delaware with respect to the Proposal and we will not independently provide the stockholders with any such right if the reverse stock split is implemented.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split to a stockholder that is a “U.S. Holder,” as defined below. This summary does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences, including gift or estate taxes and the Medicare contribution tax on net investment income. Also, it does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, tax-exempt entities, stockholders that received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging or conversion transaction for federal income tax purposes. This summary also assumes that you are a U.S. Holder who has held, and will hold, shares of Common Stock as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), i.e., generally, property held for investment. Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the reverse stock split (whether or not such transactions are in connection with the reverse stock split), including, without limitation, the exercise of options or rights to purchase Common Stock in anticipation of the reverse stock split.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. You should consult with your own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term U.S. Holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any state, including the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust that (i) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The following discussion is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service could adopt a contrary position. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences described herein. No ruling from the Internal Revenue Service or opinion of counsel has been obtained in connection with the reverse stock split.

No gain or loss should be recognized by a U.S. Holder upon such U.S. Holder’s exchange of pre-reverse stock split shares of Common Stock for post-reverse stock split shares of Common Stock pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any whole share received in exchange for a fractional share) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split. Special tax basis and holding period rules may apply to U.S. Holders that acquired different blocks of stock at different prices or at different times.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Vote Required for Approval

In accordance with our Certificate of Incorporation, Delaware law and the NASDAQ Marketplace Rules, approval and adoption of the Proposal requires the affirmative vote of at least a majority of our issued and outstanding shares entitled to vote either in person or by proxy at the Meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this Proposal.

Board Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” Proposal 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

PROPOSAL 2

THE ADJOURNMENT PROPOSAL

The Meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Meeting to approve Proposal 1.  The Meeting may be adjourned from time to time to a date that is not more than 120 days after the original record date for the Meeting.

If, at the Meeting, the number of shares present or represented and voting in favor of the approval of Proposal 1 is not sufficient to approve that proposal, we currently intend to move to adjourn the Meeting in order to enable our Board of Directors to solicit additional proxies for the approval of Proposal 1. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not upon Proposal 1.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the Meeting and any adjourned session of the Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted.

Vote Required for Approval

If the proposal to adjourn the Meeting for the purpose of soliciting additional proxies is submitted to the stockholders for approval, such proposal will be approved by the affirmative vote of a majority of the votes cast at the Meeting.

Recommendation of the Board

The Board of Directors unanimously recommends that stockholders vote “FOR” Proposal 2, as to the adjournment of the Meeting if necessary or appropriate to solicit additional proxies in favor of the approval of Proposal 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after February 28, 2015 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each individual named below is our address, 80 Blanchard Road, 2nd Floor, Burlington, Massachusetts 01803.

The following table sets forth as of February 28, 2015, the beneficial ownership of our common stock by (i) each person or group of persons known to us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each of our directors and named executive officers, and (iii) all of our executive officers and directors as a group. At the close of business on February 28, 2015 there were issued and outstanding 22,206,901 shares of our Common Stock entitled to cast 22,206,901 votes and 202,132 shares of Series A Preferred Stock entitled to cast 3,062,300 votes. On February 28, 2015 the closing price of our Common Stock as reported on the Nasdaq Capital Market was $0.51 per share.

Except as indicated in the footnotes to the table below, each shareholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder.

This information is based upon information received from or on behalf of the individuals named herein.

Name and Address	Number of Shares Owned		Percent of Shares Outstanding
Robert Taglich 790 New York Avenue Huntington, NY 11743	2,238,847	(1)	9.55%
Michael Taglich	1,300,994	(2)	5.75%
Thomas Massie	1,338,000	(3)	5.84%
Brett Zucker	454,632	(4)	2.01%
Michael Prinn	197,000	(5)	*
Kenneth Galaznik	196,435	(6)	*
Scott Landers	157,744	(7)	*
Joni Kahn	129,343	(8)	*
All current executive officers and directors as a group (7)	3,774,148	(9)	15.63%

*less than 1%

(1)

Includes 153,846 shares issuable upon conversion of convertible notes, 322,065 shares issuable upon the exercise of warrants, and 769,230 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock.

(2)

Includes 76,923 shares issuable upon conversion of convertible notes, 336,065 shares issuable upon the exercise of warrants, 37,500 shares of restricted common shares issued in March 2015, and 14,999 shares of common stock subject to currently exercisable options (includes options that will become exercisable within 60 days of February 28, 2015). Also includes 43,478 shares and 3,000 shares issuable upon the exercise of warrants owned by Mr. Taglich’s spouse.

(3)	Includes 711,666 shares of common stock subject to currently exercisable options (includes options that will become exercisable within 60 days of February 28, 2015).
(4)	Includes 375,129 shares of common stock subject to currently exercisable options (includes options that will become exercisable within 60 days of February 28, 2015).
(5)	Includes 185,000 shares of common stock subject to currently exercisable options (includes options that will become exercisable within 60 days of February 28, 2015).
(6)

Includes 58,333 shares of restricted common shares issued in March 2015 and 109,999 shares of common stock subject to currently exercisable options (includes options that will become exercisable within 60 days of February 28, 2015).

(7)

Includes 54,167 shares of restricted common shares issued in March 2015 and 79,999 shares of common stock subject to currently exercisable options (includes options that will become exercisable within 60 days of February 28, 2015). Includes 10,000 shares of common stock owned by Mr. Lander’s children.

(8)

Includes 54,167 shares of restricted common shares issued in March 2015 and 44,998 shares of common stock subject to currently exercisable options (includes options that will become exercisable within 60 days of February 28, 2015).

(9)

Includes 204,167 shares of restricted common shares issued in March 2015 and 1,521,790 shares of common stock subject to currently exercisable options (includes options that will become exercisable within 60 days of February 28, 2015).

Other Matters

The Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.

Deadline for Receipt of Stockholder Proposals

Any stockholder of the Company who wishes to present a proposal to be considered at the next annual meeting of stockholders of the Company and who wishes to have such proposal presented in the Company's Proxy Statement for such meeting must deliver such proposal in writing to the Company at 80 Blanchard Road, 2nd Floor, Burlington, Massachusetts 01803 on or before March 21, 2015. Such proposals may be made only by persons who are shareholders, beneficially or of record, on the date the proposals are submitted and who continue in such capacity through the date of the next annual meeting, of at least 1% or $2,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year.

For any stockholder proposal that is not submitted for inclusion in the Company’s Proxy Statement, but is instead sought to be presented directly at the Annual Meeting, management will be able to vote proxies in its discretion if the Company does not receive notice of the proposal prior to the close of business on June 4, 2015.

Stockholders may recommend individuals to the Board of Directors for consideration as potential director candidates by following the requirements under Article I, Section 10 of the Bylaws. In order to be eligible to nominate a person for election to our Board of Directors a stockholder must (i) comply with the notice procedures set forth in the Bylaws and (ii) be a stockholder of record on the date of giving such notice of a nomination as well as on the record date for determining the stockholders entitled to vote at the meeting at which directors will be elected.

To be timely, a stockholder's notice must be in writing and received by our corporate secretary at our principal executive offices as follows: (A) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year's annual meeting, a stockholder's notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (B) in the case of an election of directors at a special meeting of stockholders, provided that the board of directors has determined that directors shall be elected at such meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (1) the 90th day prior to such special meeting and (2) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs.

In addition, a stockholder's notice must contain the information specified in Article I, Section 10 of the Bylaws and must be accompanied by the written consent of the proposed nominee to serve as a director if elected. The stockholder making a nomination must personally appear at the annual or special meeting of stockholders to present the nomination, otherwise the nomination will be disregarded

Stockholders interested in making a nomination should refer to the complete requirements set forth in our Bylaws filed as an exhibit to our Current Report on Form 10-Q filed with the Securities and Exchange Commission on February 17, 2015. Provided that the date of next year's annual meeting of stockholders is not advanced by more than 20 days or delayed by more than 60 days, from the first anniversary of the 2015 annual meeting, any stockholder who wishes to make a nomination to be considered for the next annual meeting must deliver the notice specified by our Bylaws between April 18, 2015 and May 18, 2015. The By-Laws contain a number of substantive and procedural requirements which should be reviewed by any interested stockholder. Any notice should be mailed to: Secretary, Bridgeline Digital, Inc., 80 Blanchard Road, 2nd Floor, Burlington, Massachusetts 01803.

By Order of the Board of Directors

Michael D. Prinn
Assistant Secretary
March 26, 2015

Appendix A

PROXY

BRIDGELINE DIGITAL, INC.

80 Blanchard Road, 2nd Floor

Burlington, Massachusetts 01803

The undersigned, revoking all proxies, hereby appoints Thomas Massie and Michael Prinn and each of them, proxies with power of substitution to each, for and in the name of the undersigned to vote all shares of Common Stock of Bridgeline Digital, Inc. (the "Company") which the undersigned would be entitled to vote if present at the Special Meeting of Stockholders of the Company to be held on May 4, 2015, at 9:00 A.M. at the Company’s corporate headquarters located at 80 Blanchard Road, Burlington, Massachusetts and any adjournments thereof, upon the matters set forth in the Notice of Special Meeting.

The undersigned acknowledges receipt of the Notice of Special Meeting and Proxy Statement.

Appendix B

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BRIDGELINE DIGITAL, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Bridgeline Digital, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

At a meeting held on March 4, 2015 a resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable.  The stockholders of the Corporation duly approved said proposed amendment at a special meeting of stockholders held on May 4, 2015, in accordance with Section 242 of the General Corporation Law of the State of Delaware.  The resolution setting forth the amendment is as follows:

RESOLVED:

That Article FOURTH, Section 4.1 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, be and hereby is further amended by deleting the first paragraph thereof and inserting in its place the following:

 “The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Fifty-One Million (51,000,000), of which Fifty Million (50,000,000) shares shall be Common Stock, having a par value of $.001 per share, and of which One Million (1,000,000) shares shall be Preferred Stock, having a par value of $.001 per share.

That, effective at 5:00 p.m., Eastern time, on the filing date of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Effective Time”), a one-for-five reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each five shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time (“Old Common Stock”) shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (“New Common Stock”).

No fractional shares of Common Stock will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional shares to the nearest whole share. No stockholders will receive cash in lieu of fractional shares.

Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of New Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraphs. Any certificate for one or more shares of the Old Common Stock not so surrendered shall be deemed to represent one share of the New Common Stock for each five shares of the Old Common Stock previously represented by such certificate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this ___ day of May, 2015.

BRIDGELINE DIGITAL, INC.

By:
Name: Thomas L. Massie
Title: President and Chief Executive Officer